Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000 ) and related Prospectus of EntreMed, Inc. for the registration of 6,588,238 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 2004 with respect to the consolidated financial statements of EntreMed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
January 26, 2005